Prospectus Supplement
(To Prospectus Supplement and Prospectus Dated June 25, 1998)

$150,374,200 (APPROXIMATE)

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-WFC1

SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.
DEPOSITOR

WMFC 1997-4 INC.
MORTGAGE LOAN SELLER

WILSHIRE SERVICING CORPORATION
MASTER SERVICER

In the first full paragraph on page S-61, clause (c) is changed to read as follows:

     (c) aggregate Realized Losses on the Mortgage Loans during the immediately preceding 12 month period have not exceeded the product of (I) 1.20% and
     (II) the principal balance of the Mortgage Loans as of the Cut-off Date.

In addition, notwithstanding the information contained on page S-66, the initial Special Hazard Amount, Fraud Loss Amount and Bankruptcy Amount are approximately $2,213,382, $5,068,815 and $50,000, respectively.

                              SALOMON SMITH BARNEY

            The date of this Prospectus Supplement is June 30, 1998.